EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                                                                                                              November 1, 2017

TANDY LEATHER FACTORY REPORTS  3rd QUARTER FINANCIAL RESULTS
Investments in New Stores and District Manager Structure Continuing to Impact Results; 2017 Guidance Lowered

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (NASDAQ: TLF) today reported financial results for the third quarter of 2017:

•	Total net sales were down 1.3% (International increased 9.5%, while North America decreased 1.8%).
•	Gross profit margin improved to 63.3% compared to prior year’s 62.5%.
•	Operating income was approximately $650,000 and diluted EPS was $0.06.

“We had expected to see an improvement in sales during the third quarter, which we experienced in our International segment, but not in our North America segment,” commented Shannon Greene, Chief Executive Officer.  “Our sales miss was the result of a continuing trend of lower sales to our wholesale and manufacturer customer groups which reported a 9% sales decline, partially offset by improving sales to our retail customer group which reported a 6% sales increase. Also, we were negatively impacted in the third quarter by the recent hurricanes. Our four stores in south Texas and our five stores in Florida, which account for almost eight percent of our North America stores, were closed during the days leading up to the hurricanes and for several days afterwards.  And while we sustained no damage to our stores, some of our customers in those markets and the Caribbean weren’t so fortunate.”

Consolidated net income for the quarter ended September 30, 2017 was $521,000 compared to $1.0 million for the third quarter of 2016, a decrease of 48%.  Fully diluted earnings per share for the third quarter of 2017 were $0.06, compared to $0.11 in last year’s third quarter.  Total sales for the quarter ended September 30, 2017 were $18.4 million, down 1.3% from $18.6 million in the third quarter last year.

Consolidated sales for the nine months ended September 30, 2017 were $57.8 million, down 1.7% from 2016’s comparable period sales of $58.8 million.  Consolidated net income for the first three quarters of 2017 decreased to $2.8 million or $0.30 per fully-diluted share versus $4.3 million or $0.46 per fully-diluted share in the comparable period last year.

Sales from the North America segment, consisting of all stores in the US and Canada, decreased $324,000 in the third quarter, down 1.8% from last year's third quarter sales.  For the first nine months of 2017, North America’s sales decreased $963,000 or 1.7% from the first nine months of 2016. Our International segment consisting of four stores outside of North America, added sales of $967,000 for the quarter compared to last year’s third quarter sales of $883,000, an increase of 9.5%. For the first three quarters of 2017, International Leathercraft’s sales, totaling $2.7 million, were down 1.5%, or $41,000, over the same period last year.

Consolidated gross profit margin for the current quarter was 63.3%, compared to 62.5% for the third quarter of 2016.  For the first three quarters of 2017, consolidated gross profit margin was 63.7%, improving from last year's gross profit margin of 63.2%.  Consolidated operating expenses increased approximately 8.7% or $880,000 for the quarter, and 7.6% or $2,322,000 for the year, compared to the same periods in 2016.   Significant increases in operating expenses relate to personnel and occupancy costs for the six new stores that have opened since the third quarter last year, as well as personnel and travel costs related to the new district manager structure that began in early 2017.

Tina Castillo, Chief Financial Officer, commented, “Despite the sales miss this quarter, our gross profit almost matched last year’s gross profit as our gross margin continues to show solid improvements from strength in our retail sales while our non-retail sales had some weakness.  Our operating costs continue to reflect the investments we are making in our new stores and our district manager structure.  As expected, these investments have put pressure on short term results, but we’re confident that they are providing the platform for us to remain competitive and for driving sustainable growth in traffic and sales.”

At September 30, 2017, inventory equaled $41.1 million, with an average inventory per store of $181,000 (excluding inventory at our home office manufacturing and distribution center and in-transit inventory).  Since June 30, 2017, inventory has increased $3.8 million to support key merchandising initiatives for the upcoming holiday shopping season.

Financial Outlook
The following statements are based on TLF's current expectations as of November 1, 2017.  These statements are forward-looking statements and should be read in conjunction with the cautionary information about these statements that appears below.
Estimated consolidated net sales for 2017 will be in the range of $81-82 million.  EPS for 2017 are expected to be in the range of $0.50 to $0.52.  Average shares outstanding, both basic and diluted, in 2017 are estimated to be approximately 9.3 million.  The Company assumes an effective tax rate for the year between 31% and 32%.
Ms. Greene added, “Given the sales declines and operating performance so far this year, we are revising our 2017 guidance downward.  Frankly, we expected our sales to our business customers would show some improvement this year but it’s not happening.  Further, we didn’t anticipate the hurricanes in Texas, Florida or the Caribbean. Nevertheless, we are aggressively focused on the holiday shopping season with new merchandising across an expanded product line intended to grow sales to our retail customers, a continued focus on sales to our business customers, updates to our promotional and clearance activity, and expanded holiday shopping hours.  We are also committed to our district manager structure and the training initiatives underway.  While these initiatives are painful this year, we believe they will be significant contributors to growing sales and profits in the future.”
Conference Call Information
A conference call will be conducted by senior management at 10:00 a.m. Eastern Time on November 2, 2017, and will be accessible to the public by calling 877-312-5524 or 253-237-1144.  Callers should dial in approximately 5 minutes before the call begins. A conference call replay will be available through 12:00 p.m. Eastern Time on November 7, 2017 and can be accessed by calling 855-859-2056 or 404-537-3406.  For both, reference conference ID number 97736765.  This call will be webcast and can be accessed at the company’s web site at www.tandyleather.com.
Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 115 North American stores located in 42 US states and 7 Canadian provinces, and four International stores located in the United Kingdom, Australia, and Spain.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.
Contact:	Tina Castillo, Tandy Leather Factory, Inc.	(817) 872-3200 or tcastillo@tandyleather.com
	Mark Gilbert, Magellan Fin, LLC	(317) 867-2839 or MGilbert@MagellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected financial data:

	Quarter Ended 9/30/17		Quarter Ended 9/30/16
	Net Sales	Income from Operations	Net Sales	Income from Operations
North America*	$17,421,013	$649,797	$17,745,130	$1,589,071
International	967,368	478	883,232	(49,012)
Total Operations	$18,388,381	$650,275	$18,628,362	$1,540,059

	Nine Months Ended 9/30/17		Nine Months Ended 9/30/17
	Net Sales	Income from Operations	Net Sales	Income from Operations
North America*	$55,080,152	$4,276,247	$56,043,559	$6,644,592
International	2,738,844	(233,044)	2,779,935	97,148
Total Operations	$57,818,996	$4,043,203	$58,823,494	$6,741,740

North America*	Quarter Ended 9/30/17		Quarter Ended 9/30/16
	# of stores	Net Sales	# of stores	Net Sales
Same stores	108	$16,786,811	108	$17,745,130
New stores	6	518,777	-	-
Temp closed store	1	115,425	1	-
Total Sales – North America	115	$17,421,013	109	$17,745,130

North America*	Nine Months Ended 9/30/17		Nine Months Ended 9/30/16
	# of stores	Net Sales	# of stores	Net Sales
Same stores	107	$53,196,638	107	$54,863,405
New stores	7	1,562,619	1	622,336
Closed/temp close stores	3	320,895	3	557,818
Total Sales – North America	115	$55,080,152	109	$56,043,559

International – there were no new stores or closed stores for the three and nine-months ended September 30, 2017 and 2016, so total sales are equal to same store sales.

* We operate in two segments:  North America and International.  Prior to January 1, 2017, we operated in three segments:  Wholesale, Retail and International.  To better reflect how management analyzes the business and allocates resources, we combined Wholesale and Retail into North America effective January 1, 2017, while International remains the same. All prior year data discussed throughout this press release has been restated to conform to the new reporting segment structure.  There is no change to our consolidated financial position or results.

TANDY LEATHER FACTORY, INC.
CONSOLIDATED BALANCE SHEETS

	9/30/17 (unaudited)	12/31/16 (audited)
ASSETS
CURRENT ASSETS:
Cash	$12,179,384	$16,862,304
Accounts receivable-trade, net of allowance for doubtful accounts
of $10,637 and $2,404 in 2017 and 2016, respectively	529,378	560,984
Inventory	41,148,059	33,177,539
Prepaid income taxes	947,507	964,323
Prepaid expenses	1,652,367	1,608,860
Other current assets	352,759	140,232
Total current assets	56,809,454	53,314,242

PROPERTY AND EQUIPMENT, at cost	27,062,582	25,536,352
Less accumulated depreciation and amortization	(11,298,871)	(9,884,559)
	15,763,711	15,651,793

DEFERRED INCOME TAXES	447,308	375,236
GOODWILL	963,852	956,201
OTHER INTANGIBLES, net of accumulated amortization of
$710,000 and $708,000 in 2017 and 2016, respectively	19,509	20,840
OTHER ASSETS	368,007	334,408
	$74,371,841	$70,652,720

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$2,569,016	$1,621,884
Accrued expenses and other liabilities	4,613,402	5,937,187
Current maturities of capital lease obligation	72,686	72,686
Current maturities of long-term debt	153,578	614,311
Total current liabilities	7,408,682	8,246,068

DEFERRED INCOME TAXES	1,814,012	1,956,032

LONG-TERM DEBT, net of current maturities	7,218,152	6,757,419
CAPITAL LEASE OBLIGATION, net of current maturities	-	-
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.10 par value; 20,000,000 shares
authorized, none issued or outstanding	-	-
Common stock, $0.0024 par value; 25,000,000 shares
authorized, 11,313,692 and 11,235,992 shares issued at 2017 and 2016,
9,270,862 and 9,193,162 outstanding at 2017 and 2016, respectively	27,153	26,966
Paid-in capital	6,797,052	6,368,455
Retained earnings	62,249,904	59,469,493
Treasury stock at cost (2,042,830 shares at 2017 and 2016)	(10,278,584)	(10,278,584)
Accumulated other comprehensive income	(864,530)	(1,893,129)
Total stockholders' equity	57,930,995	53,693,201
	$74,371,841	$70,652,720

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30,

	THREE MONTHS		NINE MONTHS
	2017	2016	2017	2016
NET SALES	$18,388,381	$18,628,362	$57,818,996	$58,823,494

COST OF SALES	6,753,050	6,983,491	21,002,086	21,630,087

Gross profit	11,635,331	11,644,871	36,816,910	37,193,407

OPERATING EXPENSES	10,985,056	10,104,812	32,773,707	30,451,667

INCOME FROM OPERATIONS	650,275	1,540,059	4,043,203	6,741,740

OTHER INCOME (EXPENSE):
Interest expense	(53,141)	(43,493)	(143,165)	(108,949)
Other, net	95,936	3,570	115,599	26,965
Total other income (expense)	42,795	(39,923)	(27,566)	(81,984)

INCOME BEFORE INCOME TAXES	693,070	1,500,136	4,015,637	6,659,756

PROVISION FOR INCOME TAXES	171,656	499,786	1,235,226	2,317,494

NET INCOME	$521,414	$1,000,350	$2,780,411	$4,564,449

NET INCOME PER COMMON SHARE:
Basic	$0.06	$0.11	$0.30	$0.46
Diluted	$0.06	$0.11	$0.30	$0.46

Weighted Average Number of Shares Outstanding:
Basic	9,270,862	9,188,483	9,232,397	9,341,364
Diluted	9,273,950	9,206,382	9,246,066	9,359,405

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30,

	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,780,411	$4,342,262
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,466,534	1,273,078
Loss / (gain) on disposal or abandonment of assets	10,484	(6,306)
Non-cash stock-based compensation	205,380	156,586
Deferred income taxes	(214,092)	18,211
Foreign currency translation	961,860	236,139
Net changes in assets and liabilities:
Accounts receivable-trade, net	31,606	39,615
Inventory	(7,970,520)	(3,537,758)
Prepaid expenses	(43,507)	(492,234)
Other current assets	(212,527)	53,936
Accounts payable-trade	947,132	(1,497)
Accrued expenses and other liabilities	(1,323,785)	482,975
Income taxes payable	16,816	(688,029)
Total adjustments	(6,124,619)	(2,465,284)
Net cash used in operating activities	(3,344,208)	1,876,978

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,530,547)	(1,385,431)
Proceeds from sale of assets	699	26,703
(Increase) decrease in other assets	(32,268)	(10,368)
Net cash used in investing activities	(1,033,927)	(1,369,096)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable and long term debt	-	3,660,505
Payments on capital lease obligations	-	(6,710)
Repurchase of common stock (treasury stock)	-	(3,675,654)
Proceeds from exercise of stock options	223,404	-
Net cash provided by (used in) financing activities	223,404	(21,859)

NET DECREASE IN CASH	(4,682,920)	486,023

CASH, beginning of period	16,862,304	10,962,615

CASH, end of period	$12,179,384	$11,448,638

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the period	$143,165	$108,949
Income tax paid during the period, net of (refunds)	$1,218,410	$3,005,523